Exhibit 21.1

Subsidiaries of Metropolitan Health Networks, Inc.

The following table sets forth the name and state of incorporation of our subsidiaries as of December 31, 2011.  In accordance with Rule 601(b)(21) of Regulation S-K, this list excludes certain subsidiaries that (1) when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2011 or (2) constituted consolidated wholly-owned multiple subsidiaries carrying on the same line of business.

Name of Subsidiary	State of Incorporation

Continucare Corporation (1)	Florida

Metcare of Florida, Inc. (2)	Florida

(1)	Excludes 9 consolidated wholly-owned subsidiaries of Continucare Corporation, each of which carries on the business of operating a provider services network.

(2)	Metcare of Florida, Inc. does business under the following d/b/a names:
MetCare of Boca Raton
MetCare of Daytona
MetCare of Deland
MetCare of Everglades
MetCare of Jupiter
MetCare of New Smyrna Beach
MetCare of Okeechobee
MetCare Oncology
MetCare of Ormond
MetCare of Plantation
MetCare of Port Orange
MetCare of St. Lucie West
MetCare of Stuart
MetCare of Wellington

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